EXHIBIT 10.15



June 2, 1993

Mike Shonka, SVP & Chief Financial Officer
Fourth Financial Corporation
P.O. Box 4
Wichita, KS 67201-0004

Dear Mike:

We confirm by this letter that Continental Bank, N.A. ("CBNA") has established a committed short-term corporate liquidity and commercial paper backup line of credit in favor of Fourth Financial Corporation ("FFC") in the amount of $35 million effective June 2, 1993 through May 31, 1994, subject to the following terms and conditions:

     1) The Bank will lend to FFC from time to time, amounts not exceeding in aggregate outstanding at any one time $35 million. The maturity of any individual borrowing shall be determined by FFC in advance, provided that no individual borrowing will have a maturity date later than May 31, 1994.

     2) All borrowings under this line will be senior unsecured obligations of FFC.

     3) Fourth Financial may borrow under this line for short-term bridge funding of an acquisition, not to include hostile or unfriendly acquisitions, for period of up to 90 days.

     4) Before first borrowing under this line, FFC, will, in advance, supply CBNA with a certified copy of its General Operating and Borrowing Resolution, certificates of incumbency, a Note, and any other documents CBNA may reasonably require, attesting to the authority and signature authenticity of any person or persons requesting the borrowings from CBNA.

     5) FFC may repay all or part of any individual borrowing under the line at any time without penalty, other than our costs associated with broken funding if applicable.

     6) The line is subject to a facility fee on the commitment amount at the rate of 1/8 of 1% per annum. The facility fee will be computed and paid at the end of each calendar quarter in arrears, based on the actual number of days elapsed in a year of 365 days.

     7) Borrowing under the line shall bear interest at FFC's choice of either:

          a) The rate most recently announced by CBNA at Chicago, Illinois, as its Reference Rate as quoted from time to time, calculated based on a year of 365 days; or

          b) Reserve-Adjusted LIBOR + 1/2 of 1% p.a. (for interest periods of 30, 60, or 90 days), with three days' advance notice of borrowing; or

          c) Upon request, we will quote Money Market Rates for periods of overnight to 30 days.

     8)   If FFC's consolidated or of its bank subsidiaries' individual

          a) Capital ratios should at any time fall below the regulatory "Well Capitalized" standard, or

          b) Ratio of Nonperforming Assets to Total Loans and OREO should at any time exceed 4.00%,

          then CBNA will have the option either to:

          (i) Impose on FFC such additional covenants, financial and otherwise, and increased fees and margins as it may deem prudent in the circumstances, or

          (ii) Terminate the facility.

     9) The Bank may at its discretion cancel this commitment and declare any sum then outstanding to be immediately due and payable, should FFC or any of its subsidiaries fail to pay or default on the payment of any of its indebtedness or breach any term or covenant of any evidence of such indebtedness, whether or not such default or breach is waived by the noteholder or obligee.

     10) FFC may cancel all or a part of this line at any time without penalty, upon repayment of any outstanding advance and payment of any accrued facility fee then due.

     11) Regular year-to-year renewals are anticipated, by mutual agreement, barring unexpected changes in Fourth Financial's condition.

     12) Fourth Financial and its subsidiaries will promptly provide CBNA with its audited annual and unaudited interim financial statements, Call Reports and Y-9 Reports, and any other financial information as CBNA shall reasonable request from time to time.

If this represents a correct expression of our agreement, please accept it by signing each of the two originals of this letter and returning one to me for our records.

Continental Bank looks forward to continuing our long and satisfying relationship with Fourth Financial Corporation. Please let us know of anything additional you may require.

Sincerely,

/s/ G. Waters

Geoffrey R. Waters
Vice President


                              Accepted:

                              Fourth Financial Corporation


                              Accepted by:  -----------------
                                           /s/ Michael J. Shonka


                              Title:    Senior Vice President
                                        ---------------------
                                    & Chief Financial Officer